Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-142840 and 333-127350) of Colonial Bankshares, Inc. of our report dated March 26, 2009, relating to the consolidated financial statements, which appears in this Form 10-K for the year ended December 31, 2008.

Beard Miller Company LLP
Malvern, Pennsylvania
March 26, 2009